                                                                      EXHIBIT 12

                            USA WASTE SERVICES, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (IN THOUSANDS, EXCEPT RATIOS)
                                   (UNAUDITED)

                                                    Nine Months Ended September 30,
                                                   ----------------------------------
                                                     1997 (1)             1996 (2)
                                                   -------------        -------------

Income before taxes and extraordinary item         $     291,817        $      42,335
                                                   -------------        -------------

Fixed charges deducted from income:
  Interest expense                                        71,040               45,080
  Implicit interest in rents                               5,110                5,595
                                                   -------------        -------------
                                                          76,150               50,675
                                                   -------------        -------------
    Earnings available for fixed charges           $     367,967        $      93,010
                                                   =============        =============

Interest expense                                   $      71,040        $      45,080
Capitalized interest                                      17,772               14,429
Implicit interest in rents                                 5,110                5,595
                                                   -------------        -------------
    Total fixed charges                            $      93,922        $      65,104
                                                   =============        =============

    Ratio of earnings to fixed charges                      3.9x                 1.4x
                                                   =============        =============


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(1)  Income before taxes and extraordinary item for the nine months ended
     September 30, 1997, includes merger costs and unusual items of $109,411,000, and $24,720,000, respectively. Excluding the effect of these nonrecurring charges, the ratio of earnings to fixed charges would have been 5.4x for the nine months ended September 30, 1997.

(2) Income before taxes and extraordinary item for the nine months ended September 30, 1996, includes merger costs and unusual items of $125,047,000 and $63,800,000, respectively. Excluding the effect of these nonrecurring charges, the ratio of earnings to fixed charges would have been 4.3x for the nine months ended September 30, 1996.